Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated June 15, 2017 with respect to the combined financial statements of BP Midstream Partners LP Predecessor in the Registration Statement (Form S-1) and related Prospectus of BP Midstream Partners LP for the registration of its common units.

/s/ Ernst & Young LLP

Chicago, Illinois
September 8, 2017